Exhibit 99.1 July 31, 2007
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850	For Further Information, Contact: Lawrence M. Higby Chris A. Karkenny Chief Executive Officer or Chief Financial Officer 949.639.4960 949.639.4990

APRIA HEALTHCARE ANNOUNCES
2007 SECOND QUARTER FINANCIAL RESULTS

        LAKE FOREST, CA… July 31, 2007…Apria Healthcare Group Inc. (NYSE:AHG), one of the nation’s leading home healthcare companies, today announced its financial results for the quarter ended June 30, 2007.

        Revenues were $394.0 million, which represents a 4.8% increase compared to revenues of $376.1 million in the second quarter of 2006. Second quarter 2007 net income was $20.8 million, an increase of 12.8% from $18.5 million in the second quarter of 2006. Current quarter diluted earnings per share were $0.47, which includes a one-time positive impact of $0.01 per share resulting from the settlement of a 2005 tax issue. This compares to $0.43 diluted earnings per share for the comparable prior year period.

        Gross margins were 65.9% in the second quarter of 2007, compared to 65.7% reported in the second quarter of last year.

        Days sales outstanding (DSO) were 48 days at June 30, 2007, down from 52 days at June 30, 2006. This improvement is a direct result of increased cash collections resulting from initiatives to optimize billing processes and to increase patient co-payments. The provision for doubtful accounts as a percentage of revenues was 2.8%, compared to 2.6% in the corresponding period last year.

        Selling, distribution and administrative expenses were 53.1% of revenues, which is flat with the first quarter of 2007 and 0.4% higher compared to 52.7% in the second quarter of last year.

        “We are pleased with our continued strong performance in the second quarter,” said Lawrence M. Higby, Chief Executive Officer. “Growth over the prior year, and sequentially with the first quarter, is encouraging, and our sales force segmentation strategy is gaining traction. The planned expansion of our sales force was primarily responsible for the slight increase in SD&A expenses and, as previously announced, we believe the larger and more focused sales force will contribute to accelerating revenue growth. Operationally, the initiatives we put in place in 2006 and early 2007 in the areas of asset utilization and revenue management continue to show improved results.”

        Earnings before interest, taxes, depreciation and amortization (EBITDA) was $71.4 million in the second quarter of 2007, representing a 2.1% decrease over EBITDA of $72.9 million in the second quarter of 2006. The decrease was due to Medicare cuts and the investments in the Company’s sales force. EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. A table reconciling EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.

Liquidity and Capital

        Free cash flow was $63.6 million in the second quarter of 2007, compared to $63.3 million in the second quarter of 2006. Contributing to the strong free cash flow was a reduction in capital expenditures and strong cash collections of receivables. Total capital expenditures in the second quarter of 2007 were 5.9% of revenues versus 7.3% in the second quarter of 2006. The reduction in capital expenditures is primarily attributable to initiatives to improve asset utilization.

        During the quarter, the Company reduced its $500 million revolving credit line balance by $55 million. As of June 30, 2007, the outstanding balance on the revolver was $155 million.

        Free cash flow is defined as operating cash flow minus capital expenditures and does not include acquisitions or financing activities. It is presented as a supplemental performance measure and is not intended as an alternative to any other cash flow measure calculated in accordance with generally accepted accounting principles. Further, free cash flow may not be comparable to similarly titled measures used by other companies. A table reconciling free cash flow to cash provided by operating activities is presented at the end of the condensed consolidated financial statements included in this release.

2007 Guidance

        Management affirms its previous estimate of 2007 revenue growth in the 4% to 5% range and net income per share (diluted) of $1.78 to $1.82. The Company’s free cash flow estimate also remains unchanged.

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        Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 500 branches serving patients in all 50 states. With over $1.5 billion in annual revenues, it is one of the nation’s leading home healthcare companies.

        This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

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(Financial tables attached)

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(dollars in thousands)	2007	2006

ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$28,483	$14,657
Accounts receivable, net of allowance for doubtful accounts	211,307	211,097
Inventories, net	38,624	40,681
Other current assets	77,557	78,502

TOTAL CURRENT ASSETS	355,971	344,937

PATIENT SERVICE EQUIPMENT, NET	195,502	212,068
PROPERTY, EQUIPMENT & IMPROVEMENTS, NET	59,807	52,975
OTHER ASSETS, NET	556,075	558,516

TOTAL ASSETS	$1,167,355	$1,168,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$192,986	$201,378
Current portion of long-term debt	-	2,145

TOTAL CURRENT LIABILITIES	192,986	203,523

LONG-TERM DEBT, net of current portion	405,000	485,000
OTHER NON-CURRENT LIABILITIES	99,448	69,542

TOTAL LIABILITIES	697,434	758,065
STOCKHOLDERS’ EQUITY	469,921	410,431

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,167,355	$1,168,496

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(dollars in thousands, except per share data)	2007	2006	2007	2006

Respiratory therapy	$269,440	$256,289	$537,712	$509,437
Infusion therapy	72,297	68,231	141,265	133,003
Home medical equipment/other	52,307	51,559	104,357	101,695

NET REVENUES	394,044	376,079	783,334	744,135

GROSS PROFIT	259,559	247,109	514,053	488,191

Provision for doubtful accounts	11,093	9,737	20,791	19,905
Selling, distribution and administrative expenses	209,406	198,352	415,985	396,045
Amortization of intangible assets	706	1,665	1,698	2,942

OPERATING INCOME	38,354	37,355	75,579	69,299
Interest expense, net	5,000	8,016	10,826	15,303

INCOME BEFORE TAXES	33,354	29,339	64,753	53,996
Income tax expense	12,525	10,881	24,780	19,415

NET INCOME	$20,829	$18,458	$39,973	$34,581

Income per common share - assuming dilution	$0.47	$0.43	$0.91	$0.81

Weighted average number of common shares outstanding	44,232	42,789	44,110	42,871

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,

(dollars in thousands)	2007	2006

OPERATING ACTIVITIES
Net income	$39,973	$34,581
Items included in net income not requiring cash:
Provision for doubtful accounts	20,791	19,905
Depreciation and amortization	67,049	70,832
Deferred income taxes, share-based compensation and other	11,350	16,828
Changes in operating assets and liabilities, exclusive of effects of acquisitions	(7,553)	(13,246)

NET CASH PROVIDED BY OPERATING ACTIVITIES	131,610	128,900
INVESTING ACTIVITIES
Purchases of patient service equipment and property,
equipment and improvements, exclusive of effects of acquisitions	(55,811)	(66,264)
Proceeds from disposition of assets	52	648
Cash paid for acquisitions, including payments of deferred consideration	-	(5,040)

NET CASH USED IN INVESTING ACTIVITIES	(55,759)	(70,656)
FINANCING ACTIVITIES
Net payments on debt	(82,145)	(58,720)
Issuances of common stock	16,554	2,873
Other	3,566	6,119

NET CASH USED IN FINANCING ACTIVITIES	(62,025)	(49,728)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,826	8,516
Cash and cash equivalents at beginning of period	14,657	23,304

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$28,483	$31,820

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(dollars in thousands)	2007	2006	2007	2006

Reconciliation – EBITDA: Reported net income	$20,829	$18,458	$39,973	$34,581
Add back: Interest expense, net	5,000	8,016	10,826	15,303
Add back: Income tax expense	12,525	10,881	24,780	19,415
Add back: Depreciation	32,388	33,926	65,351	67,890
Add back: Amortization of intangible assets	706	1,665	1,698	2,942

Adjusted EBITDA	$71,448	$72,946	$142,628	$140,131

Reconciliation – Free Cash Flow: Net cash provided by operating activities	$86,721	$90,737	$131,610	$128,900
Less: Purchases of patient service equipment and property, equipment and improvements, exclusive of effects of acquisitions	(23,139)	(27,430)	(55,811)	(66,264)

Free cash flow	$63,582	$63,307	$75,799	$62,636

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